Exhibit 99.1

CORPORATE PARTICIPANTS

Bryan Giglia Sunstone Hotel Investors Inc.—SVP and CFO

Ken Cruse Sunstone Hotel Investors Inc.—CEO

John Arabia Sunstone Hotel Investors Inc.—President

CONFERENCE CALL PARTICIPANTS

Ryan Meliker MLV & Co.—Analyst

Joshua Attie Citigroup—Analyst

Ian Weissman ISI Group—Analyst

Lukas Hartwich Green Street Advisors—Analyst

Nikhil Bhalla FBR Capital Markets—Analyst

Patrick Scholes SunTrust Robinson Humphrey—Analyst

Bill Crow Raymond James & Associates—Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Q1 2013 earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will be given at that time. (Operator Instructions). I would like to remind everyone that this conference is being recorded today, Tuesday, May 7, 2013 at 9 AM Pacific Standard Time. I will now turn the presentation over to Bryan Giglia. Please go ahead, sir.

Bryan Giglia—Sunstone Hotel Investors Inc.—SVP and CFO

Thank you John, and good morning everyone. Thank you for joining us today. By now, you should have all received a copy of our first quarter’s earnings release and our supplemental which we released yesterday. If you do not yet have a copy, you can access them on our website at www.sunstonehotels.com.

Before we begin this call, I’d like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties including those described in our prospectuses, 10-Qs, 10-Ks and other filings with the SEC, which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements. We also note that this call may contain non-GAAP financial information including EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and Hotel EBITDA margins. We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.

With us on the call today are Ken Cruse, Chief Executive Officer, and John Arabia, President. After our remarks, the team will be available to answer your questions. Before I turn the call over to Ken, I’d like to remind everyone that with the beginning of this year, we adopted calendar quarter reporting periods for our 10 Marriott managed hotels, similar to the rest of our portfolio which also reports on a calendar basis. Last year, reporting for our Marriott managed hotels was based on a 13-period fiscal calendar. As a result of this calendar shift, our revenues, net income, Adjusted EBITDA and Adjusted FFO for Q1 2013 include nine additional days of operations for our Marriott managed hotels as compared with Q1 2012. With that, I’d like to now turn the call over to Ken. Ken, please go ahead.

Ken Cruse—Sunstone Hotel Investors Inc.—CEO

Thanks, Bryan and thank you all for joining us today. On today’s call, I’ll start by reviewing our Q1 earnings and the three transactions we announced today. I’ll then give a status update on our 2013 capital expenditure program, and I’ll wrap up by reviewing our perspective on industry fundamentals. Our operations discussion on today’s call will be handled by John, as Marc Hoffman, our COO, is currently out of the office on a brief medical leave. Following John’s discussion, Bryan will review our Q2 and updated full year 2013 guidance before I conclude our prepared remarks and open up the call to questions.

First, I’d like to frame today’s discussion by noting that as expected, major renovations at four of our hotels skewed our operating metrics in the first quarter. The four hotels under renovation during the quarter were the Hilton Times Square, where we have recently completed a full rooms renovation, and the Hyatt Chicago Magnificent Mile, the Hyatt Regency Newport Beach, and the Renaissance Westchester. In each case where we are wrapping up full hotel repositioning programs, we’re very pleased with the results of these renovations which we believe will meaningfully enhance the competitive positioning of these hotels. We’ll try to isolate the short-term effect of these renovations, as we discuss our Q1 operations, in order to give you a better picture of our portfolio’s core operating fundamentals. As the details of our quarter are thoroughly spelled out in the materials we released last night, I’ll just touch on a few key take-aways from our Q1 report.

Our first quarter RevPAR finished at the lower end of our guidance, while our Adjusted EBITDA, Adjusted FFO, and Adjusted FFO per diluted share all came in at or above the high end of our guidance range. Our portfolio ADR grew by $6.55 in the quarter, to $168.25, while our Q1 occupancy declined by 140 basis points to 74.2%.

The decline in occupancy is attributable to renovation displacement. Excluding the four hotels under renovation, our portfolio occupancy grew by 230 basis points to 77.2% in the quarter, which is the highest first quarter occupancy level for our portfolio. Our comparable first quarter hotel EBITDA margins improved by 10 basis points to 23.3%. Here again, our margin performance was materially affected by renovations. Excluding the four hotels under renovation, hotel EBITDA margins improved by 160 basis points in Q1, as our operators were effective at translating incremental revenues into bottom line profits. Also, as John will discuss, we’re benefiting from several ongoing asset management initiatives such as laundry outsourcing and our portfolio-wide energy efficiency program, which helped to reduce our energy cost per occupied room by roughly 3.4% in the first quarter.

Moving on to transactions. Today we announced a series of deals which will effectively complete our tax efficient recycling of the proceeds we realized from the sale our Rochester portfolio earlier in the year. Specifically, first, earlier in the month we acquired the 250-key Hilton New Orleans St. Charles. Second, we’re currently in the process of acquiring the 1,053-key Boston Park Plaza Hotel which we expect will close later in the second quarter or early in the third quarter. And finally, we announced the redemption of the entire $100 million balance of our 6.45% Series C convertible securities as an offset to our planned assumption of the $119 million mortgage secured by the Boston Park Plaza. This mortgage bears an interest rate of 4.4%. We expect this redemption to close at the end of the month. Collectively, these transactions are consistent with our stated strategy of improving our portfolio quality and scale while gradually reducing our leverage.

Our weighted average purchase multiple on the two hotels is 12.3 times 2013 projected EBITDA, which compares favorably to the 12.8 times multiple we realized on the sale of non-core hotels in Rochester earlier this year. Moreover, the combined transactions will increase our hotel concentrations in two high growth major markets and will reduce our overall leverage and interest expense. I’ll spend a minute now going over the details of each deal and the combined effect of these transactions.

First, we acquired the fee simple interest in the 250-room Hilton New Orleans St. Charles through an off-market deal for a gross purchase price of $59 million or approximately $237,000 per key. The gross purchase price equates to an 11.4 times multiple on 2013 forecasted hotel Adjusted EBITDA of $5.2 million, and a 7.9% capitalization rate on 2013 forecasted hotel net operating income. The Hilton St. Charles is located in the heart of downtown New Orleans near our JW Marriott New Orleans and the Convention Center. And the hotel is sandwiched between the two largest Class A office buildings in downtown New Orleans and is just a couple of blocks away from the French Quarter. Based on our experience in this high growth market, we see an opportunity to increase the Hilton’s ADR through certain changes in the service model and by investing a modest amount of capital to complete rooms renovation in 2014. We estimate our capital investment in the hotel will total approximately $4 million, and we believe the renovation accompanied, again, with certain service level improvements will better position this hotel to capture greater share of the market’s high rated transient demand. We employed a similar investment strategy with our JW Marriott New Orleans, which has generated strong returns for us during our ownership period.

Separately, we have entered into a purchase and sale agreement to acquire the 1,053-room Boston Park Plaza Hotel for a gross purchase price of $250 million or approximately $237,000 per key. We will fund the Boston Park Plaza acquisition through a combination of cash on hand and the assumption of a $119.5 million, 4.4% interest non-recourse mortgage secured by the Hotel. The gross purchase price equates to a 12.5 times multiple on 2013 forecasted Hotel adjusted EBITDA of $20 million, and a 6.6% cap rate on 2013 forecasted hotel net operating income.

The historic Boston Park Plaza is located in the Back Bay neighborhood of Boston and occupies a triangular block formed by Arlington Street, Park Plaza and Columbus Avenue. The hotel is centrally located amidst some of Boston’s strongest business and leisure demand generators. We are acquiring this well-located unbranded hotel as-is, at an attractive going in yield.

That said, we do see the opportunity to create additional upside through certain capital investments into the asset. Our immediate business plan for the hotel entails a build-out and lease-up of nearly 43,000 square feet of ground level and below-grade retail spaces fronting Arlington Street and Park Plaza. We also plan to invest in certain upgrades to the Hotel’s physical plant and infrastructure. These projects will largely be handled behind the scenes with limited disruption and will, in many cases, enhance guest experience and improve the Hotel’s competitiveness and efficiency. We expect to invest approximately $15 million into such projects over the next 18 months. Longer term, and after further asset and market analysis, we may elect to execute a more comprehensive repositioning program for the Hotel. If we decide to execute a full hotel repositioning program, we will provide details on investment rational, timing, scope, and projected total investment at the time we elect to proceed. Again, we are acquiring this well located unbranded hotel as-is at an attractive going in yield, so any future repositioning of the asset would be fully at our discretion.

We’ve included both the Hilton New Orleans St. Charles and the Boston Park Plaza in our supplemental disclosures this quarter to give you a better perspective on how these two assets fit into our portfolio. I should note that in January of this year, the current owners of the Boston Park Plaza completed a project to split 112 large guest rooms into a total of 224 smaller guest rooms. As you may expect, the net effect of adding 112 keys has been a moderate reduction in the Hotel’s baseline RevPAR as compared to 2012. To be clear, the expected year-over-year decline in RevPAR for the Boston Park Plaza you see in our supplemental is not due to declining business trends, which remain strong for this Hotel and for the Boston market in general. This is simply a year-over-year effect of adding 112 keys.

I should also reiterate that both announced transactions will satisfy the 1031-exchange requirements for the Rochester hotel portfolio we sold earlier this year.

And finally, I should note that while we are under hard contract to acquire the Boston Park Plaza and we are proceeding on pace to close the acquisition in the late second quarter or early third quarter, as the acquisition entails typical closing conditions and a loan assumption, at this time we cannot provide a specific closing date, nor can we provide complete certainty that the acquisition will close at all. We will of course plan to provide information on the close once it occurs.

Now let’s turn to our balance sheet. We’ve consistently stated that our objective is to improve the quality and scale of our portfolio while gradually deleveraging our balance sheet. Our plan is to accomplish this primarily through operational improvements, the sale of non-core hotels, and through equity-funded acquisitions. As the Boston Park Plaza is currently financed with an attractively priced new mortgage which would be costly to prepay, we have elected to assume this mortgage and concurrently repay other more expensive prepayable leverage already on our balance sheet. Accordingly, we are in the process of redeeming our 6.45% Series C convertible preferred securities which have an outstanding principal amount of $100 million. The combination of our assumption of the Boston Park Plaza mortgage and redemption of the Series C preferred will have the effect of increasing our nominal leverage by just $19.5 million, but more importantly, when considered in the context of our two hotel acquisitions valued at more than $309 million, the combined transactions will be a meaningfully deleveraging event for the Company.

Moreover, as the interest rate on the Boston Park Plaza mortgage is more than 2 percentage points lower than the yield on the Series C, our overall fixed charges will decline by roughly $2 million per annum, resulting in a nice improvement in our fixed charge coverage ratio. Also, as the Series C preferreds contain our most restrictive package of corporate financial covenants, the elimination of this convertible security will further improve our financial flexibility. Year-to-date upon completing the Series C redemption, we will have eliminated $276 million of corporate leverage at an average yield of 7.4%, and we will have added just $119.5 million of single asset secured debt with an interest rate of 4.4%. We have increased the midpoint of our full-year Adjusted EBITDA guidance by 4% to $240 million. And we have increased the midpoint of our Adjusted FFO per share guidance by roughly 7% to $0.94, to reflect the partial year impact of the hotel acquisitions we announced yesterday and our balance sheet transactions just discussed.

Moving on to hotel renovations. Year-to-date our design and construction team has made good progress on our 2013 capital repositioning program which is heavily weighted in the first quarter. To give you a few specifics, we have completed the $15 million renovation of the Hilton Times Square, fully renovating all 460 guest rooms, bathrooms and corridors, to further enhance the business transient appeal of this Hotel. We also completed a full rooms renovation in our Portland Marriott in the first quarter. We are currently wrapping up the complete repositioning of our 417-room Hyatt Chicago Magnificent Mile. I was at this Hotel on Friday, and the project is really coming together well. The repositioning program encompasses every facet of the property, all public spaces, food and beverage venues, meeting rooms, guest rooms and bathrooms to enhance the Hotel’s appeal to the high-rated business transient and group travelers in the downtown Chicago market. We expect to complete the work in early July of 2013, and we will be hosting a NAREIT reception in June at the Hotel to showcase this project.

Finally, we are putting the finishing touches on comprehensive renovations at the Renaissance Westchester and the Hyatt Regency Newport Beach, both of which we expect to complete in the second quarter. During the first quarter, as expected, we incurred approximately $7 million of renovation related revenue displacement. Most of this displacement occurred at the Hilton Times Square, the Hyatt Chicago Magnificent Mile, and the Hyatt Regency Newport Beach. Just as we have seen with our other recent renovations, we expect the revenue displacement we incurred during the first quarter to be followed by ongoing revenue outperformance in the quarters ahead. For example, the recently completed $25 million full guestroom renovation of our 807-room Renaissance Washington, DC is already driving material outperformance in 2013. During the first quarter, the Hotel’s RevPAR was up 25.8%, and 2013 full year group pace is currently up 15.7%.

I’ll spend a minute now on lodging fundamentals. In short, we believe the lodging recovery that began in December of 2009 remains on track, and we remain positive in our longer term view of the recovery. Consistent with our prior comments, we expect continued gradual improvement in lodging industry fundamentals for the next several years, albeit at a more gradual rate of recovery than during prior cyclical recoveries. The current US lodging demand to supply growth rate spread is roughly 2.6% in favor of demand, which is well above historical norms. This is a positive indicator for the health of our industry, and we believe this dynamic is likely to persist for several more years, given expectations for sub-2% supply growth across the US through 2014 and continued growth in demand for lodging, which has benefited from the rebound in corporate profits and improving consumer and business sentiment.

Importantly, demand for lodging has remained resilient despite persistent ongoing macroeconomic uncertainty over the past several years. As demand has continued to improve, many of our hotels are now at or above prior peak occupancy levels. Given our high occupancy levels, we’re working with our operators to be more aggressive at pushing rates, which should lead to further margin expansion. Our portfolio generated well over $20,000 in hotel EBITDA per key in 2012. And as we have improved the efficiency of our hotels over the past several years, we believe same-store profitability should meaningfully exceed prior peak levels as this recovery continues. And with that I’ll now turn the call over to John discuss our portfolio operations in greater detail.

John Arabia—Sunstone Hotel Investors Inc.—President

Thank you Ken, and good morning everyone. Thank you for joining us today. I will review our portfolio’s first quarter performance in greater detail, and then provide a brief recap of our balance sheet and liquidity.

First, let’s start with group demand. Group demand continues to grow at a healthy pace, as we expect total group room nights on a same-store basis to increase by approximately 3% in 2013. As many of you are aware, group room rate growth has been modest thus far during the cyclical recovery. For example, in 2012, group room rate increases across our portfolio were virtually flat. Recently, this trend has improved as our operators have achieved more instances of group room rate increases, and as we burn off lower-rated groups booked during the cyclical trough. For example, group ADR increased over 6% in the first quarter and is expected to increase approximately 3% for the full year 2013. That said, group rate increases remain sporadic and largely based on market specific factors.

At the end of the first quarter, our group pace for the remainder of 2013 was up 2.2% with a 60 basis point decline in group room nights and a 2.8% increase in rates. Group production in the first quarter declined by 13% relative to the same quarter in 2012. However, I should note that in the first quarter of 2012, our group production was positively impacted by the execution of three multi-year contracts at the Renaissance Orlando. From a longer term perspective, our first quarter group production of 234,000 room nights was the second strongest first quarter for group bookings in the past seven years. In summary, group demand and pricing is demonstrating improvement.

Now let’s focus on transient demand trends. While first quarter transient revenues were hindered by lost occupancy at our four hotels under major renovation, transient demand trends remained relatively healthy, and in general, transient room rates are advancing at a faster pace than group rates. With occupancies at or near previous peak levels, we expect transient rates to increase by approximately 5% in 2013, as increasing demand allows our revenue managers to remix the business toward higher rated segments of demand. During the first quarter, the hotels within our portfolio that were not under renovation were sold out 18% of the time, which represents a 4% increase in sold out room nights versus the first quarter of 2012. As is normally the case, the year-over-year operating results vary considerably by hotel.

In addition to the four hotels under major renovation in the first quarter, we witnessed a below average or negative RevPAR growth in a few hotels. For example, RevPAR declined by nearly 2% at the Hilton San Diego Bayfront as expected, due to a soft city-wide convention calendar. On the other hand, several hotels delivered very strong results in the first quarter. A few examples include, first, the Renaissance Washington, DC which grew RevPAR by almost 26% due to strong group bookings, the benefit of our recently completed renovation, and the Presidential Inauguration. Second, the JW New Orleans which witnessed a nearly 17% increase in RevPAR due to the Super Bowl and a strategy to push room rates. And third, the Doubletree Times Square which posted a 12.5% increase in RevPAR due to the continued strength in the Manhattan market and the ongoing benefit of demand generated by Hurricane Sandy related business earlier in the quarter.

On the expense front, our hotel portfolio experienced above inflationary increases in sales promotion, real estate taxes, and property insurance in the first quarter. Offsetting this, our portfolio benefited from cost containment efforts in both hotel G&A and energy expenses. As discussed during our previous calls, we continue to improve our energy efficiencies and decrease our energy costs through various energy savings initiatives. These initiatives include installation of in-room intelligent heating and cooling systems, installation of variable frequency drives, retrofitting hotel lighting, installation of more efficient chillers, and outsourcing laundry. Over the past three quarters, we’ve implemented new energy efficiencies in 23% of our hotels, and as a result, these initiatives have helped reduce our energy cost per occupied room by 3.4% in the first quarter. For example at the San Diego Hilton Bayfront, we installed new lighting, intelligent thermostats, and variable frequency drives and witnessed a 12% decrease in energy costs per occupied rooms during the first quarter. We are at the early stages of implementing these energy savings programs, and we are targeting returns well in excess of 20% on our invested capital.

While general revenue and expense control trends across our portfolio are positive, we do expect certain items to create some drag on our property level earnings growth. For example, the revised guidance published yesterday reflects tempered growth expectations for the Doubletree Times Square, due to the recent changes to Hilton’s HHonors programs which increased the points required for a one night stay at our hotel. We expect that these rules changes will reduce the volume of HHonors redemption at this property, which could impede RevPAR growth going forward. We are highly focused on this matter and are in the early stages of evaluating options to maximize the value of this important and very valuable asset.

I’ll now turn to our balance sheet and give you an overview of our liquidity and overall leverage profile. With respect to liquidity, Sunstone ended the first quarter with approximately $417 million of cash, including $69 million of restricted cash and $139 million of cash held by a 1031-exchange accommodator. Adjusting for the two acquisitions announced yesterday, as well as the redemption of our Series C preferred, our pro forma unrestricted cash balance at the end of the quarter would have been $58 million. These transactions have or will shortly put to work the relatively large investable cash balance held recently. In addition to our cash position, we have an undrawn $150 million line of credit and 12 unencumbered hotels including the newly acquired Hilton New Orleans St. Charles. During 2012 these unencumbered assets collectively generated approximate $57 million of EBITDA. At the end of the quarter, Sunstone had $1.5 billion of consolidated debt and preferred securities, which includes 100% of the $234 million mortgage secured by the Hilton San Diego Bayfront.

Adjusting for the debt attributed to our minority partner in this asset, our pro rata debt balance is currently $1.46 billion, which consists entirely of well staggered, non-crossed mortgage debt and preferred securities. Adjusting for the pending assumption of the $119.5 million mortgage on the Boston Park Plaza and our pending redemption of $100 million of Series C preferreds, our pro rata balance sheet leverage approximates $1.48 billion. Furthermore, when adjusting for the assumption of the Boston Park Plaza loan, our debt has a weighted average term to maturity of 4.5 years and an average interest rate, including the effects of our interest rate derivative agreements, of 4.9%. Our variable rate debt as a percentage of total debt stands at 29%, and we have no debt maturities through early 2015.

As Ken mentioned, we’re in the process of redeeming the entire $100 million balance of the Series C convertible preferred securities. The dividend rate on the Series C is modestly above market, and it contains restrictive financial covenants that limited our financial flexibility during the most recent cyclical downturn. Redeeming the Series C effectively allows us to acquire $310 million of Hotels, while taking on relative little net leverage. While we are comfortable with our current leverage profile, we expect to further reduce our financial leverage in a methodical and shareholder-friendly manner, in order to maximize our financial flexibility as the lodging cycle continues.

Now, before I turn the call over to Bryan, I would like to draw your attention to one specific expense recorded in the first quarter. During the quarter we resolved with the Internal Revenue Service an audit for our taxable REIT subsidiary that has been going on for over two years. The resolution finalizes the audit for the years 2008 through 2010. As part of the resolution, we agreed to pay the IRS $4.7 million and booked a potential non-cash tax liability of $1.5 million to account for potential liabilities in 2011 and 2012. Most importantly, this audit has been resolved, and we believe strongly that our liability going forward regarding these matters is de minimis. I’d like to turn the call over to Bryan for a review of our earnings guidance. Bryan, please go ahead.

Bryan Giglia—Sunstone Hotel Investors Inc.—SVP and CFO

Thank you, John. A full reconciliation of our current guidance can be found on pages 17 to 19 of our supplemental as well as in our earnings release. We expect second quarter 2013 RevPAR to grow 2.5% to 4.5% which includes 75 to 100 basis points of renovation disruption, primarily from the Hyatt Chicago which we expect to be completed in July. We expect second quarter Adjusted EBITDA to come in between $69 million and $71 million, and we expect second quarter Adjusted FFO per diluted share to be between $0.29 and $0.30.

We have increased our full year guidance to reflect the impact of the two hotel acquisitions and the Series C redemption we announced yesterday. Our new full year 2013 Adjusted EBITDA guidance now ranges from $233 million to $247 million, an increase of $10 million from the midpoint of our prior guidance. And our new full year Adjusted FFO guidance now ranges from $0.90 to $0.98, an increase of $0.06 from the midpoint of our prior guidance. Again, today’s guidance reflects our ownership period of the Hilton New Orleans, beginning May 1, the redemption of the Series C on May 31, and an expected closing date for the Boston Park Plaza of July 24. With that, I’ll turn the call back over to Ken to wrap up.

Ken Cruse—Sunstone Hotel Investors Inc.—CEO

Thank you very much, Bryan. I have just a few closing remarks before opening up the call to questions. Industry fundamentals are constructive, and we believe the next several years will be characterized by continued moderate improvements in hotel demand, high hotel occupancy levels, strong hotel level pricing power, and consequently, meaningful growth in both hotel cash flows and asset values. Sunstone’s high quality portfolio is well positioned to capitalize on continued lodging industry growth. Our recently renovated hotels are poised for growth, and our business plan is unchanged.

The lodging industry follows a textbook cycle, and accordingly, we will continue to carefully grow the quality and scale of our portfolio while gradually deleveraging our balance sheet in order to hit the next cyclical peak with low leverage, high liquidity, and the financial flexibility to play offense during all phases of the lodging cycle. Thank you for your time today and for your continued interest in Sunstone. And with that, let’s open up the call to questions. John, please go ahead.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Ryan Meliker, MLV & Company.

Ryan Meliker —MLV & Co.—Analyst

Good morning, guys. Morning out there, afternoon on the east coast. Just a couple of quick questions regarding the acquisitions. I think, first, with regards to the Park Plaza, can you give us some color on group mix versus transient mix, and is there a lot of OTA business there, being an independent property in an urban market, but at the same time it has a ton of meeting space. So just wanted to get some color on where the operating business plan was for that property going forward.

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

Sure. Thanks a lot, Ryan. The Boston Park Plaza is mostly transient. It’s an urban hotel. It’s run by Highgate who is a terrific operator. And they really know how to turn the dial so-to-speak, in terms of revenue managing a highly transient business and leisure oriented hotel. You’re exactly right that the hotel has fairly limited meeting space relative to its room space, so we would expect the hotel to continue to be operated primarily transient. It does rely on OTAs, to some degree, to fill up the box. And while I don’t have the exact percentage of the OTA business, it’s higher than you would see in a Marriott-branded hotel, for example, which does rely on the Marriott system for additional fill of the hotels. We look at that, the unbranded nature and the highly transient nature of the hotel as an opportunity for future growth. As I noted in my comments, we’re evaluating right now a positioning plan for the hotel, which may entail potentially the — use of a brand in the future, potentially a shift in the business mix for the asset. But right now given the yield at which we’re buying the hotel, we feel very comfortable about the investment in terms of having little downside and plenty of opportunities for upside.

Ryan Meliker —MLV & Co.—Analyst

Okay. That’s helpful. And then the $15 million in capital you’re planning to reinvest in that property, I’m assuming that’s above and beyond an FF&E reserve type situation. Was that included in your cap rate metric or no?

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

No, the cap rate is based on the in place cash flows and the upfront purchase price. You’re right, that the $15 million is after an FF&E reserve. And the $15 million, as I mentioned in my comments, entails infrastructure, elevators, and primarily the build-out of the 43,000 square feet of leasable space that fronts the street level on that hotel.

John Arabia —Sunstone Hotel Investors Inc.—President

Keep in mind that the benefits of some of that $15 million is not captured in the income stream as well.

Ryan Meliker —MLV & Co.—Analyst

And then one last question. With regards to New Orleans, that seems to be a phenomenal valuation for a high quality asset out of New Orleans. Was that a marketed deal? How did you come across it? What made you guys to be the winning bidder there?

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

Good question. Appreciate you recognize the fundamentals of that deal. We’re very pleased with the valuation. This was an off-market deal, as technically the Boston Park Plaza was as well. We’ve had conversations with the ownership group there for, actually, over a year as we’ve continued to hang around the hoop, as it were, with that asset. As it relates to the New Orleans property, Dimension is the operator and we have a pre-existing relationship there with that group. They were looking to lighten up their investment but retain management of the hotel, which puts us in a good position, similar to what we did with the Hilton Garden Inn in Chicago last year with Crestline to give them a retained market-based management contract, and yet acquire the Hotel at, what you correctly characterized as, a very attractive purchase price.

Ryan Meliker —MLV & Co.—Analyst

Great. Thanks a lot. I’ll jump back in queue with anything else.

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

Okay. Thanks, Ryan.

Operator

Joshua Attie with Citigroup.

Joshua Attie —Citigroup—Analyst

Thanks. Good morning.

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

Good morning.

Joshua Attie —Citigroup—Analyst

On Park Plaza, it seems like a great location with a lot of flexibility in terms of what you can do since it’s fee simple and it’s not encumbered by a brand. At the same time, it’s a very large asset with 1,000 rooms. The room product seems like it’s a little bit older, and these things may limit the amount of corporate business the hotel currently does, and also the rates being achieved. Almost seems a little like the Park Central in New York. I guess my question is, when you underwrote the property, what were some of the capital investment scenarios that you considered in terms of changes to the physical product and branding, and what level of CapEx could we possibly see go into the asset over the next couple of years?

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

Sure, Josh. Appreciate that question. As you can imagine, our investment memos run roughly 75 pages here, and they do entail a number of different investment scenarios. As we said in our comments today, our initial plan simply relates to some of the low hanging fruit related to the retail, and the HVAC, and some of the guest systems which will ultimately enhance the guest experience on a fairly straightforward basis. Once we spend a little more time with the asset, a little bit more time on the market, and basically develop a much more detailed thesis on the investment, and we could see a scenario where there’s a repositioning of the hotel that entails a much more fulsome and comprehensive capital program. That could run, given the rooms base, it could run $40 million, $50 million when all is said and done. That is not plan A as we start — as we enter into this investment today.

As I stated, it’s a very good asset with good upside. It’s a three-star property, so at the current level, so certainly could be a scenario where we upscale or upbrand the property. Although we never see it as a luxury hotel and given going-in yields, we have very limited down side. And we’re going to be very careful about developing a more comprehensive renovation program before we embark on something like that. Most likely, that scenario wouldn’t even come into play until year, probably, three of our investment, and so all I would encourage you to do is to stay tuned. We’re highly cognizant of the implications of taking a big hotel like this offline and repositioning, and that is not our plan as we sit here today, at least not for the foreseeable future.

Joshua Attie —Citigroup—Analyst

What kind of rates does the Park Plaza currently get versus what you would view the competitive set to be?

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

The last year that the Hotel did a RevPAR that was north of $140 million, so it compares very favorably to the rest of our portfolio. It does run a lower index than the balance of its competitive set, although if you look at the comp set with some of the Copley hotels and some of the other assets in the market, it’s not exactly — there’s no real direct comparable, if you will. With Highgate as the operator, the strategy has been to maximize occupancy, so we run a higher than 100% occupancy index. And we run a lower than 100% ADR index. It works out to be roughly, call it an 80% ADR index and 110% occupancy index.

Joshua Attie —Citigroup—Analyst

Okay. Thanks very much.

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

You’re welcome.

Operator

Ian Weissman, ISI Group.

Ian Weissman —ISI Group—Analyst

Yes. Good morning. Couple of questions on the Park Plaza deal. Can you first describe maybe the landscape of deals over the last four or five months that you looked at, and then how you came to the conclusion that this was the deal that you wanted to decide on?

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

Absolutely. Another good question. We knew that the Rochester sale was going to take place well in advance of that deal actually crossing the finish line. So over the last six or seven months, we’ve spent a fair amount of time looking at various deals. Of course, we’ve looked at all the heavily marketed transactions that have come through the broker channels, and in many instances or frankly, as you can see from today’s announcement in all instances, we for one reason or another concluded those were not deals we were competitive in.

We looked at several other assets through relationships that ultimately didn’t pencil for us. They were much, much higher multiple transactions in certain markets where we don’t currently have a critical mass of hotel investments. They were deals that were — that in and of themselves entailed certain additional capital requirements, repositioning requirements and additional risk, and yet instead of being able to acquire them at a weighted average multiple of 12.3 times, you were looking at mid- to upper-teens in many cases. So most of the hotels we looked at ranged from 300 keys to 500 keys. The Boston Park Plaza is certainly on the larger end of the scale, and frankly, the Hilton in New Orleans was on the smaller end of the scale. And yet given our knowledge and our desire to build-out concentrations of assets in both of those markets, these two assets fairly quickly gravitated up to the top of our list. And while neither of these deals is what we would consider a complete, walk-off grand slam, both of them are very compelling investments given our cost of capital, the limited downside, and the clear opportunities for upside in both cases.

Ian Weissman —ISI Group—Analyst

Would you say the multiple premiums that you’re seeing in the marketplace today have as much to do with the limited supply of properties to buy, or are you seeing private equity or additional capital getting more aggressive?

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

It’s a combination, honestly. If you look back over the last couple of years, early on in the cyclical recoveries, the REITs were the only entities at the dance, right. And we had a good cost of capital advantage, and the REITs were fairly aggressively acquiring hotels. Debt has become more and more plentiful, as the cycle has continued to evolve, and now you’re seeing a variety of other institutional players step into the fray. Especially those who, contrary to our strategy, are willing to revert back to, kind of, the prior cycle tactics of putting on heavy leverage, taking advantage of the current low interest rate environment. And as a result they’re paying much higher prices than we can pencil on many assets.

Ian Weissman —ISI Group—Analyst

Just two other questions, and I’ll get off the floor. The 43,000 of retail that you talked about, and the buildup and lease — the build-out and lease-up of the retail, it’s my understanding a lot of the retail’s already leased. Is there a re-tenanting opportunity that you see, and is that part of your — is that part of your cap rate underwriting?

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

Yes, a couple of things all at once. There are some re-tenanting opportunities. There is also retail space, or potential retail space, that’s currently occupied by existing hotel operations, whether it’s back of the house or office. We see that as a clear opportunity to move hotel functions out of street front and below street front spaces, and utilize those spaces for higher and better use. So it’s a combination of a variety of different uses and opportunities, but the total is roughly 43,000 square feet of opportunity, if you will.

Ian Weissman —ISI Group—Analyst

And is that part of your underwriting in terms of your cap rate on ‘13?

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

No, none of the leasing upside is included in our cap rate.

Ian Weissman —ISI Group—Analyst

Finally, union or nonunion hotel?

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

This is a union hotel.

Ian Weissman —ISI Group—Analyst

Union hotel. Okay, great. Thanks so much.

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

You’re welcome.

Operator

Lukas Hartwich, Green Street Advisors.

Lukas Hartwich —Green Street Advisors—Analyst

Thank you. Bryan, you’re going to own the Hilton New Orleans for two-thirds of the year, but it looks like you’re only going to receive 40% of the EBITDA. Is that because of the Super Bowl or what’s going on there?

Bryan Giglia —Sunstone Hotel Investors Inc.—SVP and CFO

Hi, Lukas. It is a seasonality issue, with more of the EBITDA obviously coming in the first quarter, and then amplified by the Super Bowl, and then obviously in New Orleans, the summertime is the seasonally slow time.

Lukas Hartwich —Green Street Advisors—Analyst

Okay. And then I know the Hilton deal was off-market, but I’m just curious how different the competition is for deals in markets like that versus Boston, for example?

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

How different the competition is for deals in markets like New Orleans versus Boston?

Lukas Hartwich —Green Street Advisors—Analyst

I mean, my guess is that there’s just a lot more people in Boston. I’m just curious, in New Orleans are you the only person in the tent? I know the most recent deal was off-market. But I’m just kind of curious.

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

No, it’s funny. Traditionally I think you’re right, and certainly during the earlier points of recovery in the cycle. The primary gateway markets like Boston, New York, DC, et cetera, San Francisco were hotly contested, and you saw deals that were fairly crowded in terms of the bidder space. And we moved into New Orleans fairly early in the cycle, fairly limited competition. This was an unmarketed deal, so we didn’t face any competition, technically, on the transaction. But we certainly have seen other folks in our space in the New Orleans market and other potential buyers looking to buy. You’ve seen several deals by some of our REIT peers in the New Orleans market over the last several months.

Lukas Hartwich —Green Street Advisors—Analyst

Great. Thank you.

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

You’re welcome.

Operator

Nikhil Bhalla, FBR Capital Markets.

Nikhil Bhalla —FBR Capital Markets—Analyst

Good morning. When I look at pro forma for the Hilton New Orleans, it seems like, on a full year basis, 2013 EBITDA margins would have been like 40%. What may be behind that, if you don’t mind sharing?

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

Are you asking if it should be higher or lower?

Nikhil Bhalla —FBR Capital Markets—Analyst

No, just 40% seems pretty strong, and I’m just wondering, is there something specific there that would —? (multiple speakers)

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

There’s a few things. It is a 250 room hotel, but it’s really run as a rooms only box. The F&B, which is a very strong and popular location in the New Orleans market, is leased out, so we get a decent yield on that without any ancillary overhead. So that’s the biggest piece of it. It’s mostly a transient hotel, limited additional overhead associated with the banquets business, and then F&B is leased out.

Nikhil Bhalla —FBR Capital Markets—Analyst

Got it. And then finally, just your outlook on acquisitions for the rest of the year, the resale of properties. I see on your balance sheet you still have about $127 million of cash at the end of the quarter or after everything is done. So use of cash. Thank you.

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

Thank you. Appreciate that question because we really didn’t hit this point home as well as we might have on the call. We do not feel at all compelled to aggressively go out and pursue acquisitions over the remainder of this year or going forward. We will absolutely be doing exactly what we’ve done throughout this cycle; carefully fostering and developing deals that make sense for the Company. That could entail us buying several additional hotels over the course of this year, or it could result in us not buying anything over the course of this year. But we do not feel at all like that’s needed as part of our business strategy.

Where we are in the cycle right now is likely to result in some fairly meaningful growth in operational cash flows. We’re very pleased with the progress that we made thus far on our balance sheet. And so as we stand today, we’re certainly not going to stretch or force any acquisitions going forward, nor have we to date. So we’ll be very careful about that. And once again, I can’t — as a result, I can’t predict what, if any, transactions we’ll complete over the remainder of this year.

Nikhil Bhalla —FBR Capital Markets—Analyst

What about sale of any hotels?

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

We have a couple of hotels in our portfolio, let’s call it two to four hotels that would fall into the non-core category. If you look at the assets that we’ve sold over the last several years, hotels that have double-digit RevPAR that are in slower growth locations or assets where we’ve executed on our full ownership business plan, are likely candidates to be sold. So there’s literally two to four hotels within our portfolio that would represent fairly compelling sale candidates. Once again, we’re not going to force any sale transactions, and so in as much as the acquisitions market has heated up, it’s probably a good time for us to put on our seller hat and look to liquidate a couple of these non-core assets. Nothing to announce today, but stay tuned over the next couple quarters.

Nikhil Bhalla —FBR Capital Markets—Analyst

Perfect. Thank you.

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

You’re welcome.

John Arabia —Sunstone Hotel Investors Inc.—President

Nikhil, just to add emphasis there, we do have $128 million of cash. But keep in mind that includes restricted cash, so unrestricted balance is about $58 million.

Nikhil Bhalla —FBR Capital Markets—Analyst

Yes. Okay. Thank you.

Operator

Patrick Scholes, SunTrust.

Patrick Scholes —SunTrust Robinson Humphrey—Analyst

Hi. I’m wondering if you could just give me an update on your thoughts or what — your thoughts on any dividend? Thank you.

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

Thoughts on a dividend. So we’ve stated in the past that one of our goals is to establish a well-supported cash dividend that can be available to our investors through all phases of the cycle. You’ve also heard us state, and this is I think readily apparent to most of our investors, that the payment of a hefty cash dividend is contrary to the strategy of a capital intensive business like a lodging REIT. It’s a volatile class of real estate. It requires a fair amount of capital, and as you’ve seen in the past, many lodging REITs who have implemented dividends have had to cut those dividends during cyclical downturns. We bear no illusions that this is not going to follow a typical cyclical pattern, and that there will eventually be a cyclical down side. So our focus is far more on executing on our long-term strategy of continuing to deleverage the balance sheet, continue to grow the quality and scale of our portfolio, and generate strong returns for our investors. Just like you saw last year by — through appreciating value in our stock, rather than through a significant recurring cash dividend. Again, as I stated in the beginning of this response, eventually we will be paying a cash dividend. But based on what I just said, you can expect that that cash dividend will be relatively small and well supported.

Patrick Scholes —SunTrust Robinson Humphrey—Analyst

Thank you.

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

You’re welcome.

Operator

Bill Crow, Raymond James and Associates.

Bill Crow —Raymond James & Associates—Analyst

Good morning. Thank you. Couple of questions on Boston acquisition, first of all. The motivation of the seller at this point, I don’t know if you covered that.

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

So the Boston, I cannot speak for the motivation of the seller, but I can tell you that they acquired it at the very early end of the cycle, at a time when it was operated by a different operator. And the seller has been very effective at taking some steps to improve the profitability and cash flow of the property, to the point where this is a private seller, to the point where they’re able to put some points up on the board by selling the asset at this point, even at a price that to us is very attractive.

Bill Crow —Raymond James & Associates—Analyst

Okay. And then, as you look at the market, the submarket, talked about potentially branding the hotel as one of your options. What brands do you think are available, based on geographic restrictions and other issues in that market?

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

Sure, and I just threw that out there as a scenario. It’s unbranded now, and certainly, a branding scenario is one of many alternatives for the asset. We frankly don’t have a plan to put a brand on the asset. We think the cost of paying for that brand is probably not going to offset the benefit, in terms of additional distribution. Available brands on the market so be Autograph, could be some of the other major brands, but right now we haven’t even explored that scenario in any detailed way.

Bill Crow —Raymond James & Associates—Analyst

Okay. And then Ken, finally from me, you talked about the acquisition cycle, historically, that has kind of morphed as the cycle progresses from REITs to private equity and opportunity funds. Historically, we’ve then seen that into M&A activity, privatization, maybe even strategic deals. As you think about Sunstone going forward, do you think you’ll be a participant, a spectator? Does that interest you, to potentially be an industry consolidator going forward?

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

You know, appreciate the question. We’ve talked about this one in the past a few times. Our view is that the industry is highly fragmented. We believe that the REIT model is optimized with greater scale. That said, we’re certainly not in the position today to initiate consolidation within the industry. Our goal here is to maximize value for our investors. We’re executing on a strategic plan, which has done exactly that, and is designed to create significant value through all phases of the cycle. But obviously, if the way to maximize value for our investors is through consolidation, we will change course and we will pursue that.

Bill Crow —Raymond James & Associates—Analyst

Thank you.

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

You’re welcome.

Operator

We have no further questions at this time. I’ll turn the call back over to Mr. Giglia for any further comments.

Ken Cruse —Sunstone Hotel Investors Inc.—CEO

Great. Thank you all again for your time today. We appreciate all the insightful questions, and we look forward to meeting with many of you over the next several weeks.

Operator

Ladies and gentlemen, that does conclude our conference call for today. We thank you for your participation.